Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE:	February 3, 2010
BANK OF GRANITE CORPORATION ANNOUNCES
NASDAQ COMPLIANCE AND PRELIMINARY
FOURTH QUARTER INFORMATION
GRANITE FALLS, NORTH CAROLINA—Bank of Granite Corporation (NASDAQ: GRAN) has been notified by The NASDAQ Stock Market on January 27, 2010 that the Company has regained compliance with the NASDAQ listing rules.
The Company is also providing preliminary year-end information for 2009. The results are preliminary because the Company continues to evaluate borrower circumstances and underlying collateral values for a number of borrowers whose inability to pay in accordance with loan agreements became known late in the fourth quarter. As a result of the significant increase in troubled loan relationships, non-accruing loans are approximately $54 million and other real estate assets are $18 million at December 31, 2009 from a combined $60 million total at September 30, 2009. Currently the Company does not believe its net loss will exceed $26 million for the year ended December 31, 2009 and $13 million for the quarter ended December 31, 2009.
Excluding income tax benefits, provisions for loan losses and foreclosed real estate losses, the Company’s other results improved to $3.9 million of income for the fourth quarter 2009 versus $3.4 million of income for the quarter end September 30, 2009. Additionally, the Company realized a $5.8 million tax benefit in the fourth quarter as a result of legislation expanding the carry back period for net operating losses. Provisions for loan and foreclosed real estate losses will more than offset these credits, resulting in an operating loss for the fourth quarter. The Company’s liquidity (cash and unpledged securities) has continued to improve throughout the fourth quarter and approximates 20% of deposits at December 31, 2009. The Company has continued the balance sheet restructuring process that started in the second quarter. Loans in the Bank have decreased approximately $170 million year over year and the investment portfolios have been restructured. As a result the Company’s and the Bank’s Capital is adequate under regulatory capital statutory guidelines as disclosed in the regulatory reports for December 31, 2009.
“The results and particularly the credit issues are reflective of the economy in our footprint and the general decline in asset values of all classes,” said CEO, Scott Anderson. “The uncertainty of values and the determination of all of our recourse are the processes we must complete to give us our best estimate of the risk in our loan portfolio. The process is time consuming; however, our best estimate is the overriding goal.”
The Company’s annual report on Form 10-K is due on March 31, 2010.

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com

Bank of Granite Corporation’s common stock trades on The NASDAQ Global Select Market under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage. Bank of Granite operates twenty full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes.
Contact for this release:
Scott Anderson, Chief Executive Officer, 828.345.6866 or sanderson@bankofgranite.com
Jerry Felts, Chief Operating Officer and Chief Financial Officer, 828.322.5343 or jfelts@bankofgranite.com